EXHIBIT L

          OTHER INFORMATION REGARDING PILGRIM BAXTER ASSOCIATES, LTD.

       The directors and principal executive officer of Pilgrim Baxter Associates, Ltd. and their principal occupations are as shown below. The business address of each such person is 1255 Drummers Lane, Suite 300, Wayne, Pennsylvania 19807.

NAME AND POSITION
WITH PILGRIM                  PRINCIPAL OCCUPATION
-----------------             --------------------
Harold J. Baxter              Chairman and Chief Executive Officer
Gary L. Pilgrim               Director, President and Chief Investment Officer

      Pilgrim also serves as adviser or sub-adviser to other investment companies. The following table lists the other investment companies for which Pilgrim serves as adviser or sub-adviser, the approximate net assets of each investment company at June 30, 1997, and the annual advisory fee received by Pilgrim (as a percentage of average daily net assets).

                                        INVESTMENT
NAME OF FUND             NET ASSETS     ADVISER FEE
------------             ----------     -----------
THE PBHG FUNDS, INC.
--------------------
PBHG Growth Fund         $5.7 Billion   0.85%

PBHG Insurance Series    $1.4 Million   0.85%
  Fund - PBHG Growth
  II Portfolio

Style Select-Mid Cap     $16.0 Million  1.00% Advisory Fee
  Growth                                Sub-Advisory Fee:
                                         .50% on 1st $250 Million
                                         .45% over $250 Million

North American Series    $48.2 Million  1.05% Advisory Fee
  Life -
  Pilgrim Baxter Growth                 Sub-Advisory Fee:
  Trust                                   .60% on 1st $200 Million
                                          .50% over $200 Million





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